Exhibit 23.1

[Letterhead of Wolf & Company, P.C.]

Consent of Independent Registered Public Accounting Firm

We consent to the use in Amendment No. 1 of this Registration Statement on Form S-1, Form H-(e) 1-S, the Massachusetts Application for Conversion and Prospectus of Legacy Bancorp Inc. (proposed holding company for Legacy Banks, of which Mutual Bancorp of the Berkshires was the previous holding company for Legacy Banks) of our report, dated February 18, 2005, except for Note 18 as to which the date is June 15, 2005, with respect to the consolidated financial statements of Mutual Bancorp of the Berkshires and subsidiary as of December 31, 2004 and 2003 and for each of the years in the three-year period ended December 31, 2004, and to the use of our name and the references to us, as appearing under the headings “Tax Aspects of the Conversion”, “Legal and Tax Matters” and “Experts” in the Prospectus.

We also consent to the use of our State Tax Opinion appearing as an exhibit to the Registration Statement and Form H-(e) 1-S.

/s/    Wolf & Company, P.C.

Boston, Massachusetts

August 22, 2005